Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen S&P 500 Dynamic Overwrite Fund f/k/a
Nuveen Equity Premium and Growth Fund

811-21809


We hereby incorporate by reference a new
Investment Advisory agreement, and new Sub-
Advisory Agreements a form of which was filed as Appendices G, H and I, under Conformed
Submission Type DEF 14A, accession number
0001193125-14-236571, on June 16, 2014.